EXHIBIT 99.1

News from Graham Packaging

Contact:

Donald C. Sarvey
Editorial Enterprises, Inc.

(717) 236-7716

editorialenterprises@earthlink.net

November 14, 2005

FOR IMMEDIATE RELEASE

Net sales and operating income up

for Graham Packaging in 3rd quarter

YORK, Pennsylvania, USA—Graham Packaging Holdings Company, the parent company of Graham Packaging Company, L.P., reported a 126.3 percent gain in net sales and an 83.5 percent gain in operating income for the third quarter of 2005, as compared to the third quarter of 2004.

Chairman and CEO Philip R. Yates said net sales for the three months ended September 30, 2005, totaled $615.1 million, an increase of $343.3 million, or 126.3 percent, from net sales of $271.8 million for the three months ended September 26, 2004.

Yates attributed the increase in net sales to two factors—the acquisition of the plastic blow-molding business of O-I Plastic Container in October 2004 and significant increases in resin prices that were passed through as higher bottle prices. Graham Packaging doubled in size as a result of the $1.2 billion acquisition of O-I Plastic Container and had sales for the last twelve months of $2.4 billion.

Yates said he was pleased with performance indicators in the third quarter but tempered his analysis with caution. “Resin pricing and availability have taken on a much greater significance for the industry as a whole in the wake of Hurricanes Katrina and Rita and the damage and disruption those storms caused to the petrochemical-based sectors of the economy,” he said. “While we have been able to successfully implement contractual pass-throughs of the extraordinary increases and surcharges in resin, our performance for the balance of the year may be negatively impacted by the excess logistics, energy and production costs necessary to ensure the continuity of supply to our customers.”

Yates noted a year had passed since the acquisition of O-I Plastic Container and the integration has “proceeded smoothly and according to our estimated timetable, and we are now able to focus an expanded range of resources on delivering high-quality and innovative products to our customers.”

“Unit sales continued to look strong in the third quarter,” Yates added, “but sales may slow for the balance of the year as a result of the broader economic effects of the hurricanes.” The number of container units sold globally in the third quarter increased 81.3 percent, compared to the equivalent quarter of 2004.

Third-quarter net sales in North America rose by $320 million, or 143.8 percent, over the third quarter of 2004. This increase was credited primarily to the acquisition of O-I Plastic Container in October 2004. Net sales were up 45.0 percent in Europe and 54.9 percent in South America. These increases were credited to both the O-I Plastic Container acquisition and favorable exchange rates.

Yates said net sales for the nine months ended September 30, 2005, totaled $1,880.3 million, an increase of $1,068.1 million, or 131.5 percent, over net sales of $812.2 million for the nine months ended September 26, 2004.

Chief Financial Officer John E. Hamilton said operating income for the third quarter of 2005 totaled $49.7 million, an increase of $22.6 million, or 83.5 percent, compared to the third quarter of 2004. He said operating income for the first three quarters of 2005 totaled $138.5 million, an increase of $39.6 million, or 40.0 percent, over the same period in 2004.

Hamilton said the company had a net loss of $2.2 million in the third quarter of 2005, compared to net income of $4.7 million in the third quarter of 2004. He said the company showed a net loss of $9.6 million in the first three quarters of 2005, compared to $31.2 million in net income in the same period in 2004.

Hamilton also said the company, as expected, continues to face non-recurring costs related to the integration of O-I Plastic Container, $7.8 million in the third quarter and $23.4 million year-to-date. In addition, the company also incurred incremental project-related costs when compared to last year of $1.6 million in the third quarter and $10.0 million year-to-date, and when combined with the integration costs noted above, account for a major portion of the reduction in net income.

For the quarter, interest expense went from $21.0 million in 2004 to $47.4 million in this year, an increase of $26.4 million, or 126 percent. Interest expense went from $62.2 million in the first three quarters of 2004 to $133.6 million in the first three quarters of this year, an increase of $71.4 million, or 115 percent. The increase in the quarter and year-to-date was primarily the result of the additional debt associated with the O-I acquisition.

Hamilton said covenant compliance EBITDA (earnings before interest, taxes, depreciation, and amortization)* was $122.4 million for the three months ended September 30, 2005; $373.8 million for the nine months ended September 30, 2005; and $475.6 million for the 12 months ended September 30, 2005. A reconciliation from the net loss is provided below.

Graham also announced its decision to correct a misclassification of deferred income tax assets related to the net operating loss carryforwards (the “NOLs”) acquired as part of the acquisition of O-I Plastic Container and the NOLs generated by O-I Plastic Container subsequent to the acquisition on October 7, 2004, and to restate its financial statements for the year ended December 31, 2004, and for the quarterly periods ended March 31, 2005, and June 30, 2005, respectively. The effect of the restatement is to reduce current deferred income tax assets and non-current deferred income tax liabilities by an amount of $46.6 million as of December 31, 2004, by an amount of $39.8 million as of March 31, 2005 and by an amount of $46.0 million as of June 30, 2005, from those amounts previously reported in each of the respective financial statements.

Graham Packaging, currently operating with 88 plants worldwide, is a leader in the design, manufacture and sale of technology-based, customized blow-molded plastic containers for the branded food and beverage, household, personal care/specialty, and automotive lubricants product categories.

The company is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments, and beers; the leading global supplier of plastic containers for yogurt drinks; and the number-one supplier in the U.S., Canada, and Brazil of one-quart/one-liter plastic HDPE (high-density polyethylene) containers for motor oil.

The Blackstone Group of New York is the majority owner of Graham Packaging.

Reconciliation of net loss to EBITDA

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005	Four Quarters Ended September 30, 2005
	(In millions)
Net loss	$(2.2)	$(9.6)	$(81.4)
Interest income	(0.2)	(0.5)	(0.7)
Interest expense	47.6	134.1	212.6
Income tax provision	4.6	13.4	6.6
Depreciation and amortization	46.5	153.1	205.6

EBITDA	$96.3	$290.5	$342.7

Reconciliation of EBITDA to covenant compliance EBITDA

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005	Four Quarters Ended September 30, 2005
		(In millions)
EBITDA	$96.3	$290.5	$342.7
Minority interest	—	0.7	1.0
Impairment charges	0.2	1.8	7.6
Fees related to monitoring agreements (a)	1.2	3.7	5.0
Non-recurring items (b)	13.8	44.4	72.3
Pro forma adjustments (c)	10.9	32.7	47.0

Covenant compliance EBITDA	$122.4	$373.8	$475.6

(a)	Represents annual fees paid to Blackstone and a limited partner of Holdings under monitoring agreements.
(b)	The Company is required to adjust EBITDA, as defined above, for the following non-recurring items:

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005	Four Quarters Ended September 30, 2005
		(In millions)
Reorganization and transaction related costs (i)	$8.9	$29.0	$52.1
Project startup costs (ii)	4.9	15.4	20.2
	$13.8	$44.4	$72.3

(i)	Represents non-recurring costs related to the acquisition of O-I Plastic Container, global reorganization costs and other costs.
(ii)	Represents non-recurring costs associated with project startups.

(c)	The Company is required to adjust EBITDA for synergy cost savings, as defined in the Credit Agreement, and the pro forma impact of acquisitions.

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The company’s future operating results will be affected by various uncertainties and risk factors, many of which are beyond the company’s control. For a description of these uncertainties and risk factors, and for a more complete description of the company’s results of operations, see the risks, uncertainties and results described in “Certain Risks of the Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the company’s Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

*Covenant compliance EBITDA is defined as EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) further adjusted to exclude non-recurring items, non-cash items and other adjustments required in calculating covenant compliance under the Credit Agreements and the Notes. Covenant compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company believes that the inclusion of covenant compliance EBITDA is appropriate to provide additional information to investors about the calculation of certain financial covenants in the Credit Agreements and the Notes. Because not all companies use identical calculations, these presentations of covenant compliance EBITDA may not be comparable to other similarly titled measures of other companies.

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